Exhibit 99.1

News Release

L.B. FOSTER REPORTS FIRST QUARTER OPERATING RESULTS OF

$0.48 PER DILUTED SHARE ON SALES GROWTH OF 13.2%

PITTSBURGH, PA, April 30, 2013 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its first quarter 2013 operating results which included a 13.2% increase in sales compared to the prior year first quarter and a 65.5% improvement in diluted earnings per share from continuing operations.

First Quarter Results

•

First quarter net sales of $129.3 million increased by $15.0 million or 13.2% due to a 22.2% increase in Rail segment sales and a 19.5% improvement in Tubular segment sales, partially offset by a 4.0% decline in Construction segment sales.

•	Gross profit margin was 19.2%, 30 basis points higher than the prior year, due principally to favorable material cost variances, partially offset by negative manufacturing variances.

•

First quarter income from continuing operations increased by 66.2% to $5.0 million or $0.48 per diluted share compared to income from continuing operations of $3.0 million or $0.29 per diluted share last year.

•

The March 2013 backlog was $248.1 million, 26.3% ($51.7 million) higher than March 2012 and increased $37.2 million from December 2012. First quarter bookings were $163.5 million compared to $171.1 million last year, a decrease of 4.5%. Orders for concrete ties and piling products were below prior year levels as anticipated.

•	Selling and administrative expenses increased by $0.2 million or 1.2% from the prior year, due principally to additional research and development costs associated with our rail technologies business.

•

The Company’s income tax rate from continuing operations was 33.5% compared to 33.7% in the prior year. The nominal reduction in the effective tax rate relates primarily to additional domestic manufacturing deductions anticipated during 2013.

•

Cash used by continuing operating activities for the first quarter of 2013 was $17.6 million compared to a $2.9 million use of cash in the first quarter of 2012. The 2013 result was due principally to an increase in accounts receivable which resulted from a ramp up in sales beginning in mid-February. The Company’s first quarter days sales outstanding calculation improved to 38 days compared to 41 days in the fourth quarter of 2012 and 45 days in the first quarter of 2012.

CEO Comments

Robert P. Bauer, L.B. Foster’s President and Chief Executive Officer, had the following comments on the first quarter results, “The first quarter was a strong start for 2013. The strength continues to be centered around our Rail and Tubular products with our Q1 backlog increase all coming from our Rail Business. This performance puts us in a good position to make our 2013 plans. The operating leverage in the quarter continues to reflect our improvements in efficiency and nice growth from our more profitable product lines. We kept expenses under control in the first quarter as we wanted to build confidence in the economy before further investing in certain programs. Going forward, we will continue to focus on our high priority growth opportunities and we expect to increase capital spending.”

First Quarter Business Segment Highlights

Rail Segment

Rail segment sales increased 22.2% driven by strong sales in our rail distribution and transit products businesses. We recognized approximately $3.5 million of sales from the $60.0 million Honolulu, HI elevated transit system project. Gross profit margin declined principally due to an unfavorable mix compared to the first quarter of 2012.

	($000)
	2013	2012	Variance
Sales	$81,399	$66,631	22.2%
Gross Profit	$17,033	$14,407
Gross Profit %	20.9%	21.6%

Construction Segment

Construction sales declined 4.0% in the quarter due principally to lower fabricated bridge product sales. The higher margin was due principally to improved concrete building margins.

	($000)
	2013	2012	Variance
Sales	$36,811	$38,363	(4.0%)
Gross Profit	$4,972	$5,003
Gross Profit %	13.5%	13.0%

Tubular Segment

Tubular products began the year with strong first quarter sales posting an increase of $1.8 million or 19.5% compared to the prior year quarter. Gross profit margins remained relatively stable for the three month periods ended March 31, 2013 and 2012.

	($000)
	2013	2012	Variance
Sales	$11,111	$9,297	19.5%
Gross Profit	$3,215	$2,695
Gross Profit %	28.9%	29.0%

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2013 operating results on Tuesday, April 30, 2013 at 11:00am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The replay can also be heard via telephone at (888) 286-8010 by entering pass code 35637727.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the product claim; the outcome of the Inspector General subpoena; and those matters set forth in Item 8, Footnote 21, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2012. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise.

Contact:

David Russo	Phone: 412.928.3417	L.B. Foster Company
	Email: Investors@Lbfoster.com	415 Holiday Drive
	Website: www.lbfoster.com	Pittsburgh, PA 15220

L. B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Net sales	$129,321	$114,291
Cost of goods sold	104,473	92,639

Gross profit	24,848	21,652

Selling and administrative expenses	17,130	16,930
Amortization expense	701	699
Interest expense	133	139
Interest income	(206)	(100)
Equity in income of nonconsolidated investment	(176)	(23)
Other income	(178)	(486)

	17,404	17,159

Income from continuing operations before income taxes	7,444	4,493

Income tax expense	2,493	1,514

Income from continuing operations	4,951	2,979

Discontinued operations:
(Loss) income from discontinued operations before income taxes	(39)	604
Income tax (benefit) expense	(15)	214

(Loss) income from discontinued operations	(24)	390

Net income	$4,927	$3,369

Basic earnings per common share:
From continuing operations	$0.49	$0.30
From discontinued operations	0.00	0.04

Basic earnings per common share	$0.49	$0.33

Diluted earnings per common share:
From continuing operations	$0.48	$0.29
From discontinued operations	0.00	0.04

Diluted earnings per common share	$0.48	$0.33

Dividends paid per common share	$0.030	$0.025

Average number of common shares outstanding - Basic	10,158	10,090

Average number of common shares outstanding - Diluted	10,247	10,197

L. B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$81,435	$101,464
Accounts receivable - net	72,118	59,673
Inventories - net	107,063	107,108
Current deferred tax assets	4,585	4,585
Prepaid income tax	3,045	1,195
Other current assets	3,127	1,903
Current assets of discontinued operations	308	464

Total current assets	271,681	276,392

Property, plant and equipment - net	41,491	42,333

Other assets:
Goodwill	41,237	41,237
Other intangibles - net	39,464	40,165
Investments	4,130	4,332
Other assets	1,626	1,663

Total Assets	$399,629	$406,122

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable - trade	$40,937	$50,454
Deferred revenue	12,065	7,447
Accrued payroll and employee benefits	5,614	9,604
Accrued warranty	15,101	15,727
Current maturities of long-term debt	23	35
Other accrued liabilities	9,165	8,596
Liabilities of discontinued operations	67	106

Total current liabilities	82,972	91,969

Long-term debt	21	27
Deferred tax liabilities	11,957	12,140
Other long-term liabilities	13,968	14,411

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	46,074	46,290
Retained earnings	274,928	270,311
Treasury Stock	(24,979)	(25,468)
Accumulated other comprehensive loss	(5,423)	(3,669)

Total stockholders’ equity	290,711	287,575

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$399,629	$406,122